UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No._____)

Filed by the Registrant  ☒
Filed by a Party other than the Registrant ☐

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☐      Preliminary Proxy Statement
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☒      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Under Rule 14a-12

CASCADE FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 25, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Financial Corporation (the “Company”) to be held at the Everett Golf and Country Club, 1500 52nd Street SE, Everett, Washington, at 6:30 p.m. on Tuesday, April 28, 2009.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting.  During the meeting, we will also report on the operations of the Company, and its bank subsidiary, Cascade Bank.  Directors and officers of the Company will be present to respond to questions from shareholders.

Detailed information concerning our activities and operating performance during the fiscal year ended December 31, 2008, is contained in the Annual Report to Shareholders.

Your vote is important.  Whether or not you are able to attend, it is important that your shares be represented at the Annual Meeting.  Accordingly, we ask that you please sign, date and return the enclosed proxy card at your earliest convenience, or vote your shares by Internet or telephone as described in the following materials.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Dennis R. Murphy	/s/ Carol K. Nelson
Dennis R. Murphy, PH.D.	Carol K. Nelson
Chairman of the Board	President and Chief Executive Officer

Enclosure

2828 Colby Avenue, Everett, WA 98201
425-339-5500 or 800-326-8787
www.cascadebank.com

CASCADE FINANCIAL CORPORATION
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

TIME	6:30 p.m., Pacific Daylight Time, on Tuesday, April 28, 2009.
PLACE	Everett Golf and Country Club 1500 52nd Street SE Everett, Washington 98203
ITEMS OF BUSINESS
1.  To elect four directors to hold office until the 2012 Annual Meeting of Shareholders; and

2.  To consider and approve the following advisory (non-binding) proposal: “RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

3.  To take action on any other business that may properly be considered at the meeting or any adjournment thereof.

RECORD DATE	You may vote at the meeting if you were a shareholder of record at the close of business on March 10, 2009.
VOTING BY PROXY
If you cannot attend the Annual Meeting, you may vote your shares over the Internet or by telephone, or by completing and promptly returning the enclosed proxy card in the envelope provided. Internet and telephone voting procedures are described in the General Information about the Meeting and Voting section on page 1 and on the proxy card provided to you.

ANNUAL REPORT	Cascade Financial Corporation’s December 31, 2008, Annual Report, which is not part of the proxy soliciting material, is enclosed.
INTERNET AVAILABILITY	The Proxy Statement and the 2008 Annual Report are available at: http://bnymellon.mobular.net/bnymellon/CASB.

By Order of the Board of Directors,

/s/ Lars H. Johnson
Lars H. Johnson
Secretary

This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about March 25, 2009.

CASCADE FINANCIAL CORPORATION
2828 Colby Avenue
Everett, Washington 98201
____________________

PROXY STATEMENT
Annual Meeting of Shareholders
April 28, 2009

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Cascade Financial Corporation (the “Company”) of proxies to be voted at the Company’s Annual Meeting of Shareholders to be held on April 28, 2009, and at any adjournment of the meeting.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

The Board of Directors of the Company (the “Board”) has set March 10, 2009, as the record date for the meeting. If you were the owner of Company common stock at the close of business on March 10, 2009, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date.

How many shares must be present to hold the meeting?

A majority of the Company’s outstanding common shares, as of the record date, must be present at the meeting in order to hold the meeting and conduct business. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. On the record date, there were 12,110,434 shares of Company common stock outstanding. Shares are counted as present at the meeting if you:

•	Are present and vote in person at the meeting; or

•	Have voted by Internet or telephone; or

•	Have properly submitted a proxy card.

What proposals will be voted on at the meeting?

The shareholders of the Company will vote on the following proposals:

1.	The election of four directors to hold office until the 2012 Annual Meeting of Shareholders; and

2.	An advisory vote on executive compensation.

How many votes are required to approve the proposal?

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. The vote on executive compensation is not binding on the Board but approval of the proposed resolution requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of directors, your shares will not be voted with respect to the director or directors identified. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and in favor of Proposal 2.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote.  This is called a “broker non-vote.”   Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting. Your broker will need instructions for the advisory vote on executive compensation.

How does the Board recommend that I vote?

The Board recommends that you vote your shares “FOR” each of the director nominees and “FOR” approval of the compensation of executive officers as described in the compensation discussion and analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

How do I vote my shares without attending the meeting?

If you are a shareholder of record or hold shares through a Cascade stock plan, you may vote by granting a proxy.  For shares held in street name, you may vote by submitting voting instructions to your broker or nominee.  In any circumstance, you may vote:

•
By Internet or Telephone – If you have Internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by Internet or telephone, you do not need to return your proxy card.

•
By Mail – You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided.  You should sign your name exactly as it appears on the proxy card.  If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on April 27, 2009.

How do I vote my shares in person at the meeting?

If you are a shareholder of record and prefer to vote your shares at the meeting, you should bring the enclosed proxy card or proof of identification.  You may vote shares held in street name at the meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

If you plan to attend the meeting, we encourage you to vote in advance by Internet, telephone or proxy card so your vote will be counted even if you later decide not to attend the meeting.

What does it mean if I receive more than one proxy card?

It generally means you hold shares registered in more than one account.  To ensure that all your shares are voted, sign and return each proxy card.

May I change my vote?

Yes.  If you vote by mail, you may later change your vote and revoke your proxy card by:

•	Sending a written statement to that effect to the Secretary of the Company on or before April 14, 2009; or

•	Voting by Internet or telephone at a later date; or

•	Submitting a properly signed proxy card with a later date; or

•	Voting in person at the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors and Nominees

The Board is divided into three classes of approximately equal size. The members of each class are usually elected to serve three-year terms with the term of office of each class ending in successive years. Dwayne R. Lane, Dennis R. Murphy, Ronald E. Thompson, and G. Brandt Westover are the directors whose terms expire at this Annual Meeting and who have been nominated for reelection to the Board to serve until the 2012 Annual Meeting or until their successors are elected and qualified. All nominees are currently directors.

All the nominees have consented to being named as a nominee in this Proxy Statement and have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute nominee designated by the Board, unless a contrary instruction is indicated on the proxy card.  Set forth below is a short biographical summary of each director and the first date they served as a director for either the Company or prior to formation of the Company in 1994, Cascade Bank.

NOMINEES FOR DIRECTORS FOR THREE-YEAR TERMS ENDING 2012

DWAYNE R. LANE                                                                                   Director since 1995

Dwayne R. Lane, age 73, is the owner of two automobile dealerships in Everett and one in Arlington, Washington.  He has been in the auto business since 1953.  Mr. Lane is active in community affairs.  He served 12 years as an Everett Port Commissioner and was a board member for Olympic Bank and Providence Hospital.  Mr. Lane serves as a member of the Company’s Compensation Committee and the Corporate Governance and Nominating Committee.

DENNIS R. MURPHY, PH.D.                                                                              Director since 1991

Dennis R. Murphy, age 67, is Provost and Vice President for Academic Affairs and Professor of Economics at Western Washington University in Bellingham, Washington.  Prior to assuming the Provost position he had a distinguished career as Dean of the College of Business and Economics for 25 years.  Past service includes the Northwest Medical Bureau prior to its acquisition by Regence Blue Shield, where he chaired the Audit and Finance Committee as well as the Audit and Finance Committee of the Western Washington University Foundation.  Dr. Murphy is a past member of the Whatcom Chamber of Commerce and Industry Board, the Mt. Baker Theatre Board, and the Board of Jr. Achievement. He is a past president of United Way of Whatcom County and the Rotary Club of Bellingham.  Dr. Murphy is Chair of the Board of Directors and serves as a member of the Executive Committee.  He has consulted widely on financial and corporate governance issues.

RONALD E. THOMPSON                                                                               Director since 1991

Ronald E. Thompson, age 59, is the President of Windermere Commercial NW, Windermere Property Management NW and Turnkey Repair and Maintenance Divisions of Windermere Real Estate/Realty Brokerage, Inc. in Everett, Washington.  He has owned the company since 1984.  The company provides full service commercial real estate brokerage, property management and property maintenance services.  Mr. Thompson is a past president of the Snohomish County-Camano Association of Realtors, a past state director of the

Washington Association of Realtors and has served on the Board of Directors of the Mount Baker Council Boy Scouts of America, Providence Hospital Foundation’s Board and the Everett Golf and Country Club.  He received his Bachelor’s degree in Business Administration from the University of Washington.  Prior to his 25-plus years in real estate, he was a commercial banker.  Mr. Thompson serves as a member of the Bank’s Loan Committee and Audit & Finance Committee.

G. BRANDT WESTOVER                                                                               Director since 1986

G. Brandt Westover, age 48, is Managing Director and Market Area Manager for UBS Financial Services, Inc. in Seattle, Washington, a position he has held since 2003.  Prior to this position, Mr. Westover was a corporate Vice President and Branch Manager for UBS-Paine Webber in Bellevue, Washington from 1996 to 2002.  He received his Bachelor’s degree in Business Administration from the University of Washington and graduated from the Wharton School’s Securities Institute advanced course work program. Mr. Westover is a past trustee of the University of Washington Alumni Association and is actively involved with many charitable and community organizations including the Boys and Girls Club and Issaquah Little League. Mr. Westover serves on the Board of Directors for the Seattle Symphony. Mr. Westover serves as a member of the Audit and Finance Committee and the Corporate Governance and Nominating Committee.

THE BOARD RECOMMENDS A VOTE FOR THESE NOMINEES

DIRECTORS CONTINUING IN OFFICE UNTIL 2010

JANICE E. HALLADAY                                                                               Director since 1999

Janice E. Halladay, age 65, is a retired bank executive.  Ms. Halladay was previously employed by Pioneer Bank in Lynnwood, Washington for over 20 years and served as Senior Vice President of Operations from 1987 to 1993.  She is a graduate of the School for Executive Development.  She was subsequently employed by Moss Adams LLP, a regional accounting firm, from 1997 to 2000.  She is currently the Chair of the Hospital Governing Board Committee of the Washington State Hospital Association and serves as an Ex-Officio member of the Board of Trustees for the Washington State Hospital Association. She serves as Chair of the Board of Directors of Providence Regional Medical Center-Everett as well as Chair of the Executive Committee.  She is also a member of the Board of Pensions for the Pacific Northwest Conference of the United Methodist Church.  Ms. Halladay serves as Chair of the Company’s Compensation Committee, and as a member of the Company’s Board Loan Committee and the Executive Committee.

KATHERINE M. LOMBARDO                                                                          Director since 2006

Katherine M. Lombardo, age 54, is a Program Officer in the Global Development Program with the Bill & Melinda Gates Foundation. Ms. Lombardo manages a portfolio of grants in agricultural development in Sub-Saharan Africa and South Asia. She is focused on bringing water to small-scale farm households in order to increase productivity and help boost family incomes. Prior to joining the Foundation Ms. Lombardo was a Senior Vice President with CH2M Hill, a global project delivery firm of architects, engineers, environmental scientists, construction managers and operations staff.  Until April 2007, she served as the Northwest Regional Manager and she was responsible for the integration of service and overall financial performance of the firm’s business across the region, which includes 1,100 staff members in offices in Washington, Oregon, Idaho, Alaska, Montana and Hawaii. Among other service commitments, Ms. Lombardo is engaged in developing a Center for Global Health in Puget Sound where she is a Trustee for the Seattle Biomedical Research Institute. Ms. Lombardo was recognized in 2005 by the Puget Sound Business Journal as one of “20 Women of Influence.” Ms. Lombardo serves as Vice Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee.

CRAIG G. SKOTDAL                                                                               Director since 2001

Craig G. Skotdal, age 35, is President of Skotdal Real Estate, a property development, investment and management company based in Everett, Washington, a position he has held since 1996.  Mr. Skotdal graduated from Stanford University and from the UW Foster School of Business executive development program.  Mr. Skotdal is actively engaged in the revitalization of Everett’s urban center through the development of new mixed-use projects and his service on the Downtown Everett Association’s board of directors.  He is also committed to preserving local media in Snohomish County through his ownership and involvement in S-R Broadcasting, the parent company of NorthSound 1380-AM (KRKO) and a new proposed radio station to be licensed on 1520-AM.  Mr. Skotdal serves as a member of the Audit and Finance Committee and as Vice Chair of the Corporate Governance and Nominating Committee.

RICHARD L. ANDERSON, C.P.A.                                                                       Director since 2004

Richard L. Anderson, age 54, is a Certified Public Accountant and principal with Hascal, Sjoholm & Company, PLLC, a firm with which he has been employed since 1976. This firm is based in Everett, and has been serving businesses and families since 1948. He has held board positions with a wide range of civic and community groups, including the Greater Everett Community Foundation, Everett Public Facilities District, Compass Health, the Everett Public Library, Arts United and Big Brothers/Big Sisters of Snohomish County, among others. Mr. Anderson earned his Bachelor of Arts Degree in Business Administration with an emphasis in accounting from Washington State University and earns continuing professional education credits in numerous topics sponsored by the American Institute of Certified Public Accountants and the Washington Society of CPAs. Mr. Anderson serves as Chair of the Audit and Finance Committee and is a member of the Loan Committee.

DIRECTORS CONTINUING IN OFFICE UNTIL 2011

JIM GAFFNEY                                                                                  Director since 2006

Jim Gaffney, age 57, is the owner/president and founder of Gaffney Construction, Inc., a commercial construction firm based in Everett, Washington. Established in 1974, Gaffney Construction has built a wide range of projects including bank, office, retail and nonprofit facilities. An Everett native, Mr. Gaffney is a past president and has served as a board member of the Boys & Girls Club of Snohomish County for more than 20 years. Mr. Gaffney serves as a member of the Compensation Committee and the Loan Committee.

DAVID W. DUCE                                                                                 Director since 1991

David W. Duce, age 49, is an attorney with the Everett, Washington based law firm of Duce Bastian Peterson (Partner since 1985). He is the Vice Chair of the Company's Board of Directors and Chair of the Company's Corporate Governance and Nominating Committee.  He served as Chair of the Company’s Board of Directors and Chair of the Executive Committee from May 2004 to May 2008 and as Chair of the Company’s Compensation Committee from May 1995 to May 2004.  Mr. Duce received his Juris Doctor degree (Magna Cum Laude) from Pepperdine University School of Law in 1984.  He is a past Chair of the Professional Negligence Section of the Washington State Trial Lawyers Association and has served for more than 10 years as an arbitrator for Snohomish County Superior Court.

CAROL K. NELSON                                                                               Director since 2001

Carol K. Nelson, age 53, was appointed Chief Executive Officer of the Company commencing May 1, 2002. She has served as President of the Company and President and Chief Executive Officer of the Bank since February 2001. She was previously employed by Bank of America from 1978 to 2001.  Ms. Nelson holds a Bachelor’s degree in Business Finance and a Master’s degree in Business Administration from Seattle University. Ms. Nelson serves as a Director and past Chair of the Board of the Washington Bankers Association and on the Boards of Directors of the Seattle Branch of the Federal Reserve Bank of San Francisco, the Washington Roundtable, the Washington State Major League Baseball Stadium Public

Facilities District, and Premera Blue Cross. She also serves as a Trustee for Seattle University.  She is a past Chair of the Board of United Way of Snohomish County. During 2007, Ms. Nelson was appointed by Governor Gregoire to chair the State Task Force on Homeowner Security. Ms. Nelson serves on the Company’s Executive Committee and as a member of the Bank’s Loan Committee.

DAVID R. O’CONNOR                                                                             Director since 1997

David R. O’Connor, age 63, has been a co-owner of Mobile Country Club in Everett, Washington since 1993. He was co-owner of O’Connor & Oehler Construction, Inc. from 1974 to 1996 and continues in his development business. Mr. O’Connor is a member of the Manufactured Housing Communities of Washington. Mr. O’Connor serves as a member of the Company’s Corporate Governance and Nominating Committee and Executive Committee. He chairs the Bank’s Loan Committee. Mr. O’Connor was a founding director of American First National Bank, which was acquired by Cascade Bank in 1997.

Independence of Directors

NASDAQ listing standards (the market on which the Company’s stock trades) require that a majority of the Board of Directors of each listed company must be independent as defined under NASDAQ rules.

The Board of the Company has concluded that Richard L. Anderson, David W. Duce, Jim Gaffney, Janice E. Halladay, Dwayne R. Lane, Katherine M. Lombardo, Dennis R. Murphy, David R. O’Connor,  Ronald E. Thompson, Craig G. Skotdal and G. Brandt Westover qualify as independent directors under the NASDAQ established criteria.  There were no transactions, relationships, or arrangements not disclosed under the “Transactions with Management and Others” section of this Proxy Statement that were considered by the Board in determining the independence of these directors.

Board Committees and Meetings

During the year ended December 31, 2008, the Board held eleven regular meetings.  The Board has an Executive Committee, an Audit and Finance Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Loan Committee, which is a committee of the Bank only.

Executive Committee.  The Executive Committee consists of the CEO, the Chair and Vice Chair of the Board, and the Chairs of the Board’s committees, and has authority to generally act for the full Board.

Audit and Finance Committee.  The Audit and Finance Committee is responsible to the Board for the areas of audit and compliance, asset and liability management, risk assessment and technology management. The Committee operates under a charter approved by the Board.  The Audit and Finance Committee Charter is attached as Appendix A to this Proxy Statement and posted on the Company’s website at www.cascadebank.com. The Committee is responsible for the appointment, compensation and oversight of the external auditor. The Committee provides direction and oversight to the internal audit department and reviews the examination of the Bank by federal regulatory authorities. The Committee also reviews the financial statements and filings. All current members of the Audit and Finance Committee are “independent” directors within the meaning of both the NASDAQ and Securities and Exchange Commission (SEC) rules. The Board has determined that Richard L. Anderson is the “audit committee financial expert” as defined under SEC rules.

Compensation Committee. The Compensation Committee, composed entirely of independent directors, is responsible for establishing and reviewing the compensation and employee benefit policies of the Company and the Bank.  The Committee approves compensation of executive officers, and awards stock options and restricted stock, in accordance with the Company’s 2003 Long-Term Incentive Plan and established Board policies. The Committee operates under a charter approved by the Board.  The charter is posted on the Company’s website at www.cascadebank.com. The Company will also provide a copy of the charter to shareholders upon request.

Loan Committee. The Loan Committee is a Bank committee which reviews and approves loans in excess of the limits established for the Bank’s Management Loan Committee. Included in that review are all extensions of credit to borrowers whose aggregate borrowing levels exceed the limits placed on the Management Loan Committee.  The Loan Committee also reviews loans that do not conform to the Bank’s Loan Policy.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee reviews and assesses the composition of the Board and oversees an annual evaluation of the Board and its committees; takes the lead in identifying potential candidates to serve as board members; recommends director candidates to the Board; reviews and recommends appropriate director compensation; and provides leadership with respect to corporate governance. The Committee is responsible for establishing criteria for director eligibility; procedures for nominating directors, including director nominations from shareholders and timelines for the nomination process; as well as nominating the Chair and Vice Chair of the Board. Only independent directors serve on this Committee. The Committee operates under a charter approved by the Board. The charter is posted on the Company’s website at www.cascadebank.com. The Company will also provide a copy of the charter to shareholders upon request.

The Board and its committees may retain outside advisors as they determine necessary to fulfill their responsibilities.  All committees report their activities to the full Board.

Each Board member attended at least 75% of the aggregate meetings of the Board and of the Committees on which he or she served that were held in 2008 during the period for which he or she was a Board or Committee member.

The following table summarizes the membership of the Board and each of its committees, as well as the number of times each committee met during 2008. Committee assignments are as of December 31, 2008.

	Board	Executive	Audit and Finance	Compensation	Loan (*)	Corporate Governance and Nominating
Richard L. Anderson	Member	Member	Chair		Member
David W. Duce	Vice Chair	Vice Chair		Vice Chair		Chair
Jim Gaffney	Member			Member	Member
Janice E. Halladay	Member	Member		Chair	Member
Dwayne R. Lane	Member			Member		Member
Katherine M. Lombardo	Member			Member		Vice Chair
Dennis R. Murphy	Chair	Chair
Carol K. Nelson	Member	Member			Member
David R. O’Connor	Member	Member			Chair	Member
Craig G. Skotdal	Member		Vice Chair			Member
Ronald E. Thompson	Member		Member		Vice Chair
G. Brandt Westover	Member		Member			Member
Number of meetings held in 2008	10	1	7	8	46	3

(*)	The Loan Committee is a committee of the Bank only.

The directors of the Company also serve as directors of Cascade Bank, the only operating subsidiary of the Company.  Other than the Loan Committee, Cascade Bank has parallel committees and committee assignments.

Nomination Process

The Corporate Governance and Nominating Committee (the “Governance Committee”) is responsible for identifying individuals qualified to become members of the Board and its committees, and recommending candidates for election at the next annual, or other properly convened, meeting of shareholders. The Governance Committee is governed by the Company’s Articles of Incorporation and Bylaws and the Committee’s charter.

The Governance Committee will evaluate candidates for Board service who come recommended by its own members, by other Board members, or by shareholders or management. It may also engage the service of  third-party search firms to assist in identifying and evaluating possible candidates, but did not do so during the 2008 fiscal year. The Governance Committee will consider nominations from shareholders, provided that such nominations are received on a timely basis by the Company’s Secretary as required by the Articles of Incorporation, the Bylaws and prior year’s Proxy Statement of the Annual Meeting of Shareholders. The Committee evaluates candidates recommended by shareholders in the same manner that it evaluates candidates coming to its attention from any other source. The Committee’s evaluations include a review of each candidate’s business and professional skills and experience; commitment to representing the long-term interests of shareholders; analytical abilities and objectivity; independence; ability to evaluate risk; leadership capacity; personal integrity and professional ethics; personal integrity and judgment; and practical wisdom and sound judgment. Candidates should have reputations, both personal and professional, of the highest caliber and entirely consistent with the Company’s image and reputation. In the case of incumbent directors whose terms of office are due to expire at the upcoming Annual Meeting of Shareholders, the Governance Committee reviews each such director’s overall service to the Company during his or her prior term of service, his or her attendance record at Board and Committee meetings, and the results of each such director’s board member evaluation results.

The majority of directors on the Board should be “independent,” not only as that term may be legally defined, but also without the appearance of conflict of interest while serving as a director.  Directors must also have time to devote to Board activities and to enhance their knowledge of the banking industry. Accordingly, the Governance Committee seeks to attract and retain highly qualified directors who have sufficient time and ability to attend to their substantial duties and responsibilities to the Company.

Standards of Conduct

The Board has adopted Standards of Conduct for employees, officers and directors, which include a “code of ethics” as defined by Item 406 of the Regulation S-K. These Standards of Conduct apply to the members of the Board of Directors and all of the Company’s employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company will provide a copy of the Standards of Conduct to shareholders upon request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons and groups who beneficially own more than 5% of the Company’s common stock are required to file certain reports with the Securities and Exchange Commission (“SEC”) and to provide a copy to the Company disclosing such ownership.  Based on such reports, the following table sets forth, as of March 10, 2009, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of common stock.  Management knows of no persons other than those set forth below who beneficially owned more than 5% of the outstanding shares of common stock at March 10, 2009.

The following table shows the number of shares of the Company’s common stock beneficially owned at March 10, 2009, by the Company’s directors and nominees for director, executive officers identified in the Summary Compensation Table, and all directors and executive officers as a group.  The address of each person, except as set forth below, is the same as the Company’s principal office.

Name	Number of Shares Beneficially Owned (1)		% of Shares Outstanding
Beneficial Owners of more than 5%:
Arthur W. Skotdal, Andrew P. Skotdal and Craig G. Skotdal c/o Douglas A. Schafer Schafer Law Firm P.O. Box 1134 Tacoma, WA 98401	1,144,535		9.5%
Directors:
Richard L. Anderson	25,457		*
David W. Duce	57,356	(2)	*
Jim Gaffney	14,607		*
Janice E. Halladay	32,737		*
Dwayne R. Lane	95,848		*
Katherine M. Lombardo	10,207		*
Dennis R. Murphy	42,801		*
Carol K. Nelson **	220,967		1.8%
David R. O’Connor	166,754	(3)	1.4%
Craig G. Skotdal	1,144,535	(4)	9.5%
Ronald E. Thompson	57,920		*
G. Brandt Westover	55,596		*
Executive Officers:
Lars H. Johnson	113,424		*
Steven R. Erickson	78,842		*
Debbie E. McLeod	50,903		*
Robert G. Disotell	180,032		1.5%
All Executive Officers and Directors as a group (18 persons)	2,390,806		19.8%

*	Less than 1% of shares outstanding
**	Also an executive officer of the Company and the Bank

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses or other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership over which shares the persons named in the table possess voting and/or investment power.  Shares held in accounts under the Company’s 401(k) plan as of December 31, 2008 are included in the above table as follows: Ms. Nelson: 2,882; Mr. Johnson: 4,980; Mr. Erickson: 31,132; Ms. McLeod: 1,732; and Mr. Disotell 35,808; all executive officers and directors as a group: 79,888.  These amounts do not include the remaining shares held by the Bank’s 401(k) plan for which Ms. Nelson and Messrs. Anderson, Westover and Johnson act as trustees. The amounts shown also include the following amounts of common stock which the following individuals have the right to acquire within 60 days of March 10, 2009 through the exercise of stock options granted pursuant to the Company’s stock option plans: Mr. Anderson: 4,250; Mr. Gaffney: 3,000; Ms. Lombardo: 3,000; Ms. Nelson: 163,735; Mr. Johnson: 79,488; Mr. Erickson: 46,609; Ms. McLeod: 47,681; Mr. Disotell: 36,812; and all executive officers and directors as a group: 423,484.

(2)	Includes 288 shares held by Mr. Duce’s children, and 1,375 shares held by a testamentary trust of which Mr. Duce is trustee.

(3)	Includes 124,265 shares held by a trust in which Mr. O’Connor has a pecuniary interest.

(4)
Includes 347,571 shares held by Mr. Skotdal’s brother of which Mr. Skotdal has the authority to vote, 281,365 shares held by a limited liability company in which Mr. Skotdal has a pecuniary interest, 50,000 shares held by Skotdal Enterprises, a company in which Mr. Skotdal has a pecuniary interest, and 51,091 shares held by Mr. Skotdal’s father of which Mr. Skotdal has the authority to vote.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based upon a review of reports and written representations furnished to it, the Company believes that during fiscal year 2008, all filings with the Securities and Exchange Commission by its executive officers, directors and 10% or greater shareholders complied with requirements for reporting ownership and changes in ownership of the Company’s common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that, due to an administrative oversight, restricted stock awards granted to outside directors were not timely filed. In addition, it was determined that one outside director, Craig Skotdal, failed to timely report the family purchase of 6,250 shares on May 31, 2005. Reports were promptly filed upon discovery of these oversights. This information in this section is based solely upon a review of Forms 3, Forms 4, and Forms 5 received by us.

PROPOSAL 2 – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 into law. The Act includes a provision, commonly referred to as “Say-on-Pay,” that amends existing law and requires a TARP recipient to: “permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).” We are a TARP recipient because of our participation in the U.S. Department of the Treasury’s Capital Purchase Program, pursuant to which we issued $39 million in preferred stock and warrants to purchase 863,442 shares of our common stock at an exercise price of $6.77 per share, to the Treasury. See the section below entitled “Employment/Change of Control/Severance Agreements – Compliance with the U.S. Treasury Department’s Capital Purchase Program.”

We are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

As provided in the Act, the vote is not binding on the board of directors and may not be construed as overruling a decision by the board of directors, nor creating or implying any additional fiduciary duty by the board of directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

REPORT OF COMPENSATION COMMITTEE COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

The purpose of Cascade Financial Corporation’s (the Company) Executive Compensation Philosophy is to ensure that the Company is able to attract, retain and motivate highly skilled executives. It is the philosophy of the Company that executive compensation be tied to corporate and individual performance. The Company’s executive compensation package consists of base salary, short-term incentives, long-term incentives and benefits. In compliance with governmental requirements, the Company’s executive compensation will be amended for 2009.

The Company’s compensation philosophy is to target base salaries near the median (50th percentile) and target total compensation (including annual incentives, long-term incentives, and benefits) near the 75th percentile of a regional peer group of bank holding companies similar in size and performance to Cascade Financial Corporation. The Company believes that targeting total compensation near the 75th percentile is critical for attracting and retaining the qualified executives it needs to achieve its business objectives. Executives will be paid near the 75th percentile depending on their achievement of corporate and individual performance goals.

The goals established in the compensation plans flow directly from the Company’s Strategic Plan and/or its Board approved Annual Profit Plan. Such goals address Company-wide objectives such as total net income, growth in net income as well as growth on a per share basis, and profitability measures such as return on equity, return on assets, and operating efficiency ratio. In addition, sales goals are established such as the level of loans and deposits as well as an emphasis on credit quality. The Company’s policies also seek to align and balance the interests of shareholders, employees and customers by employing a mix of base salary, incentive compensation and stock based awards.

The Company has utilized stock options as part of its strategy to align the interests of stockholders and employees. The Company recognizes that if the stock does not appreciate, the options would have little or no value. If the stock price increases, then the option holders/employees would benefit as would all shareholders.

As an issuer of Preferred Stock to the U.S. Treasury, the Company has agreed to meet all the requirements regarding executive compensation embodied in the Securities Purchase Agreement entered into between the Company and the U.S. Treasury. The Company’s existing employment and change of control agreements have been modified to comply with the restrictions related to executive compensation.

These modifications include the prohibition from making a golden parachute payment to any Senior Executive Officer as long as any debt or equity securities issued by the Company are held by the Treasury (the “CPP Covered Period”). Also included is the ability, during the CPP Covered Period for the Company to “claw back” any payment made to the Executive if the payment is later determined to have been based on any materially inaccurate financial statements or any other materially inaccurate metric criteria within the meaning of Section 111(b)(2)(B) of the Emergency Economic Stabilization Act.

In addition, the Compensation Committee is required to annually review its incentive plans to ensure that they do not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company.  This assessment was completed on February 9, 2009, in conjunction with the Bank’s Chief Risk Officer.  The Compensation Committee reviewed the incentive structures for the Bank’s Senior Executive Officers and found no indicators of the aforementioned risk contained in the Bank’s incentive structures. However, consistent with governmental requirements, the Company will amend executive compensation for 2009.

On February 17, 2009, President Obama signed into law the American Recovery And Reinvestment Act (ARRA) which, among other things, amended the executive compensation provisions of EESA.  The Committee and the Company are committed to take all necessary steps to see that the Company complies with all of the new and amended provisions of ARRA.

Authority

The Board has delegated to the Compensation Committee the responsibility to establish and administer policies that govern executive compensation for the Company. The Committee evaluates the individual performance of the President and Chief Executive Officer after receiving feedback from the entire Board. The Committee receives input from the President on the other executive officers’ performance and has final authority to set individual compensation levels.

The Committee is charged with monitoring and analyzing conditions and changes in the market for executive talent. The Committee has the discretion to employ any consulting assistance it deems necessary to accomplish this task.

The Committee considers a variety of subjective and objective factors in determining the total compensation for individual executives. These factors include the performance of the Company overall, the responsibilities assigned to each executive, and the performance of each executive in their assigned areas of oversight. (The executive officers of the Company are the President and CEO, the EVP/Chief Financial Officer, as well as the EVPs of Commercial Banking and Retail Banking, the EVP/Chief Credit Officer and the EVP/ Chief Administrative Officer of Cascade Bank.)

The Committee evaluates the performance of the President and CEO and determines her total compensation, which is ratified by the full Board. The President and CEO negotiates goals and objectives with each executive officer to develop a performance scorecard. That scorecard is reviewed by the Compensation Committee quarterly and the scorecard for the following year is reviewed during the fourth quarter of the preceding year (see “Compensation of Named Executives”). Each executive’s performance is then measured against that scorecard over the course of the year. The President and CEO administers the appropriate level of incentive payments based on performance, for each executive within a range of payouts that were approved by the Committee.

Components

In 2008, the Company sought to be competitive, but prudent, in its compensation practices by mixing base pay with a large component of pay for performance. The Company augmented its cash compensation, which is designed to incentivize current performance, with stock option grants, which offered long-term incentives.

The Company does not offer its executives and board members many perquisites, believing that direct compensation is in the best interests of both the employees and shareholders. Direct compensation, which includes cash compensation and the economic value of long-term incentive compensation, is more efficient and cost effective to administer and more transparent to monitor. The largest component of “Other Income” on Table 1 is the Company’s 401(k) match that is available to all employees.

Base Salary.  Salary levels are analyzed against the banking industry based on a peer group review of twenty West Coast financial institutions.  The analysis, as well as the achievements of the Company and the individual employees, are available to the Compensation Committee and are used when considering salary adjustments. Base salaries are set within the framework of the Company’s compensation philosophy as previously discussed.

Incentive Programs.  An incentive plan is in effect for the executive officers of the Company that is designed to compensate for performance as defined by meeting the goals established in the scorecard. In determining the amount of the President and CEO’s incentive, the Compensation Committee considers the Company’s earnings, return on equity, asset quality, the President and CEO’s leadership and other factors as it deems appropriate. The plan for all other executive officers is based upon the attainment of certain negotiated goals including Company profitability; deposit levels; loan levels and credit quality; expense management; as well as service, leadership and teamwork. Performance for these officers is evaluated by the President and CEO and reviewed by the Compensation Committee.

Option Grants.  The 2003 Long-Term Incentive Plan (the “2003 Plan”) grants the Company the ability to offer equity based compensation including restricted stock and/or stock options.  Restricted stock grants under the 2003 Plan are limited to 15% of the shares authorized by the plan. The Company has established a stock option grant policy. Stock options are designed to provide long-term incentives for key employees. These grants were made at current market prices under the rules of the 2003 Plan adopted by the shareholders. Option grants are generally made each year at the March Board meeting. The amount of total options available for grant is based upon the attainment of specific financial objectives, specifically the growth in net income. Under the American Recovery and Reinvestment Act of 2009 (“ARRA”), no stock options can be granted to the senior executive officers (“SEOs”) during the time a TARP recipient has outstanding obligations to the Federal government arising from its financial assistance (the “TARP Period”).

Deferred Compensation Plan.  One of the major projects of the Compensation Committee in 2007 was to develop and recommend to the Board of Directors a non-qualified deferred compensation plan that would provide specified benefits to a select group of management and highly compensated employees. On January 16, 2008 the Cascade Bank Non-Qualified Deferred Compensation Plan (the “2008 Plan”) was adopted by the Board of Directors, with an effective date of February 1, 2008.  This 2008 Plan replaced an earlier deferred compensation plan which had been inactive since 2006.  Under the terms of the 2008 Plan, participants may contribute up to 50 percent of base salary and 100 percent of the annual incentive to the 2008 Plan. In addition, the Compensation Committee has the authority to authorize an employer contribution to the 2008 Plan for these same participants. The contribution will be based upon the performance of the Company as well as the individual performance of each participant. The Non-Qualified Deferred Compensation Plan will also be available to directors of the Company. Each director may contribute up to 100 percent of their director compensation to the 2008 Plan. No Company contributions will be made for directors.

Pension and Post-Retirement Benefits. Currently, the Company does not have a pension plan for any of its employees. Other than those contained within the President and CEO’s employment agreement, the Company does not offer post-retirement benefits.

Perquisites.  The Company applies the same matching formula for 401(k) contributions for all employees, 50% of an employee’s contribution up to a maximum of $6,000. All executive officers are granted five weeks of vacation annually. Ms. Nelson receives a car allowance of $8,400 per annum.

Stock Option Grants

As a general policy, the Compensation Committee will consider incentive stock option grants to key employees on an annual basis based upon the attainment of company-wide and individual goals. The current policy provides that stock options will be granted to existing employees only when the Company’s earnings per share increases by at least ten percent (10%) over the prior year. In the event the Company’s net income growth meets that requirement, the Committee will award incentive stock options to existing employees according to a formula established to keep the Company’s options practices consistent with industry norms. For example, if net income grows by 10%, the options granted will equal ..4% of the outstanding shares. The maximum annual number of stock options granted to existing employees would be .8% of outstanding shares and would occur if net income increased by 15% or more on a year over year basis. Based upon the application of this policy a pool of available stock options may be created and discretionary awards can then be made to eligible participants of that pool.

The Committee may make discretionary individual stock option grants after receiving and considering the recommendations of the President and CEO. The grants will be based primarily on each employee’s contribution to the Company’s success in meeting or exceeding its goals. The Committee may also grant options upon the employment of selected senior level employees.

During 2008, 97,382 incentive options were granted as the Company’s earnings per share growth exceeded the 10% threshhold in 2007. No incentive options will be granted in 2009 for the year 2008, because the 10% net income threshold was not met.  This decision is consistent with the general policy as stated previously. The strike price of all option grants is the closing price of Cascade Financial stock (CASB) on the date of the grant.

Under the program adopted in 2003, incentive stock options vest over a five-year period, with 10% vesting at the end of year 1, 20% vesting per year at the end of years 2, 3, and 4, and 30% at the end of year 5. Previously, the vesting schedule was 6 years, with 20% vested after year 2, and 20% per year in years 3 through 6.

Vested options may be exercised at any time prior to their expiration at the discretion of the option holder. The Company also allows the holder to exercise options by tendering outstanding shares of the Company’s stock. The value of that stock is determined by using the average closing price of the Company’s stock for the ten previous trading days prior to the tender.

As of December 31, 2008, options to purchase a total of 656,883 shares remain available for issuance under the Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the equity compensation plans as of February 17, 2009.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options (in thousands)	Weighted Average Exercise Price of Outstanding Options	Number of shares Remaining Available for Future Issuance (in thousands)
Equity compensation plans approved by shareholders—1997 Plan	236	$5.01	-
Equity compensation plans approved by shareholders—2003 Plan	421	13.44	505
Equity compensation plans not approved by shareholders	-	-	-
Total	657	$10.41	505

In 2007, the Company adopted its “Real Rewards” Program, which granted each employee that met individual performance criteria 25 shares of restricted stock, which vest after three years, provided that the Company meets the financial objectives established by the Board of Directors under the program. The Compensation Committee determined that those objectives were met in 2007 and granted 137 employees the 25 shares of restricted stock, which had a closing price of $10.19 per share as of the date of the grant, on May 9, 2008.

Pension Benefits and Deferred Compensation

The Company does not have a defined benefit pension program. It offers all its employees a 401(k) in which the Company will match 50% of the employee’s contribution up to $6,000 on an annual basis.

The CEO’s employment agreement states that if Ms. Nelson retires after age 57, she is entitled to receive a retirement benefit equal to two times her base compensation plus incentive before salary deferrals over the 12 month period prior to her retirement, the vesting of all her stock options and health care benefits until she and her spouse become entitled to receive Medicare benefits or until she reaches age 65, whichever occurs first.

Summary

The Company seeks a balance of base salary and pay for performance in the form of incentive payments. Stock option grants have been used to help align the long-term interests of the employees and the shareholders. As a TARP recipient, the Company will comply with the provisions of ARRA which prohibit paying the SEOs any bonus, retention or incentive compensation as long as any debt or equity securities issued by the Company are held by the Treasury (the “CPP Covered Period”), other than certain long-term restricted stock that (a) does not fully vest during the TARP Period, (b) has a value not greater than one-third of the total annual compensation of the employee receiving the stock, and (c) is subject to such other restrictions as the Treasury may determine are in the public interest. The Company will not issue any stock option grants as long as any debt or equity securities issued by the Company are held by the Treasury.

Compensation of the Chief Executive Officer. Carol K. Nelson was appointed Chief Executive Officer of Cascade Financial Corporation on May 1, 2002. Previously, Ms. Nelson was President and Chief Operating Officer of Cascade Financial Corporation. Ms. Nelson remained President and Chief Executive Officer of Cascade Bank.  For the year ended December 31, 2008, Ms. Nelson’s base compensation was $263,050. Ms. Nelson’s salary was set by the Compensation Committee in January of 2008 based upon the philosophy of the committee to target salaries near the median (50th percentile) as well as considering her individual performance related to the achievement of the goals set by the Board in its strategic plan.  The Committee also used information provided by its consultant, Amalfi Consulting in determining the appropriate compensation based upon a group of twenty companies chosen as our “benchmark group”.

The Compensation Committee retains the discretion to determine any incentive paid to the CEO. It is the Committee’s intent to pay an incentive, subject to the achievement of targeted levels of performance covering net income, level of earnings per share, and return on equity. The targeted incentive the Committee has agreed to use is 1.5% of net profit before tax excluding any extraordinary items according to generally accepted accounting principles (GAAP). For the year ended December 31, 2008, Ms. Nelson received an incentive of $24,765. Ms. Nelson was awarded 15,000 incentive stock options with an exercise price of $12.63 on March 25, 2008. Ms. Nelson also received 25 shares of restricted stock as part of the “Real Rewards” Program which had a closing price of $10.19 per share on the date of the grant.  The Committee believes this compensation is consistent with the Company’s compensation philosophy given the Company’s level of profitability, complexity and asset size compared to the benchmark group.

Compensation of Named Executives.      Lars H. Johnson, EVP—Chief Financial Officer, Steven R. Erickson, EVP—Commercial Banking, Debbie E. McLeod, EVP—Retail Banking, and Robert G. Disotell, EVP—Chief Credit Officer are the named executives.

The level of total compensation for the named executives is targeted to be competitive with comparable financial institutions for positions of similar scope and responsibility—see “Benchmarks” below. The components of total compensation reflect the nature of the position, e.g. those employees with a higher component of sales in his/her goals will generally have a higher component of compensation in incentive payments. In 2008, Mr. Johnson and Ms. McLeod had approximately 30% of their maximum compensation in the form of a potential incentive and Mr. Disotell had approximately 23% of compensation in the form of potential incentive. Mr. Erickson, who has loan production responsibility, in addition to his sales and general management responsibilities, had 33% of his maximum compensation in the form of an incentive.

Annually, each executive negotiates with the President/CEO a balanced scorecard with targets based upon the Company’s goals and his/her position’s responsibilities. Each executive has a component of his/her incentive calculation based upon leadership, teamwork and expense control as well as the attainment of personal, business unit, and/or Company goals. Most scorecards include a category of additional negotiated items which typically include specific improvement goals for the year that affect departments under each Senior

Executive Officer’s management. Those Senior Executive Officers dealing with credit also have at least a twenty percent credit quality component to mitigate production risks. This system of checks and balances mitigates the risk of both the production and decision-making side of lending at the Bank, thus keeping risks in alignment with the Bank’s risk policies.

The incentive payments for 2008 reflect the quantitative progress toward those goals. The following table provides the percentages assigned to various goals of each named executive.

	Expense Management	Sales	Service/Leadership	Credit Quality/Other
Named Executive	%	%	%	%
Lars H. Johnson	20	20	40	20
Steven R. Erickson	0	40	40	20
Debbie E. McLeod	20	40	40	0
Robert G. Disotell	15	0	40	45

Benchmarks

With the assistance of Amalfi Consulting, the Company has established a group of 20 bank holding companies as a benchmark universe to compare the compensation levels for senior management and the Board of Directors. These companies are publicly traded, headquartered in Washington, Oregon or California, and with total assets ranging from $745 million to $4.5 billion. As of December 31, 2008, the Company had consolidated assets of $1.64 billion. By asset size, Cascade Financial Corporation would be the seventh largest institution among the selected peers. Benchmarking is at the direction of the Compensation Committee. The Committee is responsible for selecting the independent outside company to perform the survey as well as determining the frequency of the survey and the appropriate peer group.

Base salaries are targeted near the median (50th percentile) and target total compensation (including annual incentives, long-term incentives, and benefits) at or near the 75th percentile of the benchmark group provided the Company’s overall performance is also at or near the 75th percentile of the benchmark group.

For 2008, base salaries for the named executives were adjusted toward the median of the benchmark group if such adjustments were warranted. Relative performance of the Company and compensation of the named executives will be reviewed by the Compensation Committee in 2009 when the compensation data for the benchmark group becomes available. As of March 1, 2009 none of the named executives, except EVP Steve Erickson, have been awarded any increase to base salary for 2009.  Mr. Erickson took over responsibility for Business Banking as well as his current responsibility for Real Estate Lending. His new title is EVP of Commercial Banking. It was the decision of the Committee that these added responsibilities warranted an increase in annual salary of 5.46% or $9,039.

The following table lists peer groups of 20 publicly traded financial institutions that are comparable to Cascade Financial Corporation in asset size, geography, and performance.

COMPANY NAME	TICKER	CITY	STATE
Banner Bank	BANR	Walla Walla	WA
Frontier Financial Corporation	FTBK	Everett	WA
Columbia Banking System, Inc.	COLB	Tacoma	WA
West Coast Bancorp	WCBO	Lake Oswego	OR
Cascade Bancorp	CACB	Bend	OR
AmericanWest Bancorporation	AWBC	Spokane	WA
Farmers & Merchants Bancorp	FMCB	Lodi	CA
Heritage Commerce Corp	HTBK	San Jose	CA
Horizon Financial Corp.	HRZB	Bellingham	WA
City Bank	CTBK	Lynnwood	WA
Sierra Bancorp	BSRR	Porterville	CA
Venture Financial Group, Inc.	-	Du Pont	WA
PremierWest Bancorp	PRWT	Medford	OR
Columbia Bancorp	CBBO	The Dalles	OR
Bank of Marin Bancorp	BMRC	Novato	CA
Rainier Pacific Financial Group	RPFG	Tacoma	WA
San Joaquin Bancorp	SJQU	Bakersfield	CA
Riverview Bancorp, Inc.	RVSB	Vancouver	WA
Bridge Capital Holdings	BBNK	San Jose	CA
Heritage Oaks Bancorp	HEOP	Paso Robles	CA

Employment/Change of Control/Severance Agreements

The following is a brief description of each agreement entered into by the Bank with named executive officers that provide potential payments upon termination or a change of control.

Employment Agreement.  The Bank entered into an employment agreement with Carol K. Nelson dated November 27, 2007, as modified effective November 21, 2008, to meet the requirements set by the Treasury discussed in this report, which replaced a previous agreement dated July 12, 2005. This agreement replaced a prior agreement dated March 26, 2002, and extended on January 27, 2004. The current agreement may be terminated upon 90 days written notice. The employment of Ms. Nelson is terminable at any time for cause as defined in the agreement, and she may be terminated without cause in which case she would receive a severance benefit equal to two times her annual base compensation plus incentive. Such payment would, at the option of the Bank, be made in a lump sum or in accordance with the Bank’s regular payroll schedule and would commence as soon as practicable, but not less than six (6) months, after the date that Ms. Nelson’s entitlement to such payments arose.

In the case that Ms. Nelson terminates her employment for “good reason,” as defined in the agreement, Ms. Nelson would receive a severance benefit equal to two (2) times her base compensation plus incentive before salary deferrals over the twelve (12) months preceding the month of termination, less statutory payroll deductions. Such payment would, at the option of the Bank, be made in a lump sum or in accordance with the Bank’s regular payroll schedule and would commence as soon as practicable, but not less than six (6) months, after the date that Ms. Nelson’s entitlement to such payment arose.

The agreement also provides for the payment of severance benefits to Ms. Nelson in the event of her termination of employment following a change of control of the Company or the Bank. All of Ms. Nelson’s equity grants/benefits would become fully vested upon the effective date of the change of control. If Ms. Nelson left the employment of the Bank, whether voluntarily or involuntarily, within twelve (12) months after such change of control, Ms. Nelson would be entitled to receive an amount equal to two (2) times her base compensation plus incentive before salary deferrals over the twelve (12) month period prior to the change of control. Such payment would not be made less than six (6) months after Ms. Nelson’s entitlement to the payment arose. During the term of the agreement and for twenty-four (24) months thereafter, if Ms. Nelson receives compensation due to a change of control, she would be prohibited from, directly or indirectly, soliciting or attempting to solicit: (i) any employees of the Bank to leave their employment; or (ii) any customers of the Bank to remove their business from the Bank to participate in any manner in any financial institution or trust company that competes with or will compete with the Bank in King, Snohomish or Pierce Counties, or any start-up or other financial institution or trust company in King, Snohomish or Pierce Counties.

The agreement also provides that, if Ms. Nelson retires after attaining the age fifty-seven (57), Ms. Nelson will receive a severance benefit in an amount equal to two (2) times her base compensation plus incentive before salary deferrals over the twelve (12) months prior to her retirement, with such amounts payable in twenty-four (24) consecutive, equal, monthly installments, with the first such payment due on the first day of the seventh month following her retirement. In addition, Ms. Nelson would be entitled to the vesting of all stock-based compensation and certain health benefits. During the term of the agreement and for twenty-four (24) months thereafter, if Ms. Nelson receives compensation due to her retirement after attaining the age of fifty-seven (57), she would be restricted from becoming or serving as an officer, director, founder or employee of any financial institution with its main office in King, Snohomish or Pierce Counties, or any other financial institution which, in the judgment of the Board, is in substantial competition with the Bank, unless Ms. Nelson had first obtained the Board’s written consent. Furthermore, during the term of the agreement and for twenty-four (24) months thereafter, if Ms. Nelson receives compensation due to her retirement after age fifty-seven (57), she would be prohibited from, directly or indirectly, soliciting or attempting to solicit: (i) any employees of the Bank to leave their employment, or (ii) any customers of the Bank to remove their business from the Bank to participate in any manner in any financial institution or trust company that competes with or will compete with the Bank in King, Snohomish or Pierce Counties, or any start-up or other financial institution or trust company in King, Snohomish or Pierce Counties.

If termination of the agreement occurs due to Ms. Nelson’s death, her estate would be entitled to receive, under her employment contract, only the compensation, benefits earned and expenses reimbursable through the date the agreement is terminated. If termination occurs due to Ms. Nelson’s disability, Ms. Nelson would continue to receive her salary until payments under the Bank’s long-term disability plan commenced, or in the event the Bank had no long-term disability plan on the date of disability, her salary would continue for a period of six (6) months. In the event of Ms. Nelson’s death or disability while employed by the Bank, all of her then outstanding, stock-based compensation which had not vested would be accelerated and fully vested.

Change of Control/Severance Agreements for Named Executives.  The Bank has entered into Change of Control/Severance Agreements dated November 30, 2007, and modified November 21, 2008, to meet the requirements set by the Treasury discussed in this report, which replaced prior agreements, with Lars H. Johnson, Steven R. Erickson, Debbie E. McLeod, Robert G. Disotell and another executive officer who is not a Named Executive Officer. These agreements generally provide that if for the period of time starting six (6) months prior to the date the Change of Control is effected and ending twenty-four (24) months after a Change of Control, if an executive is terminated other than for cause or the executive should terminate for good reason (as such terms are defined in the agreements), such executive will generally be entitled to: (i) receive a severance payment equal to two times the executive’s annual base compensation plus incentive for the prior year, (ii) continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for the executive prior to the effective date of a change of control for twenty-four (24) months after the effective date of a change of control, except to the extent such coverage may be changed in its application to all the Bank’s employees on a nondiscriminatory basis; and (iii) the acceleration of any unvested stock-based compensation so any such stock-based compensation shall be 100% vested and immediately exercisable in full as of the date of such termination. Payments incident to a Change of Control would be paid to the executive in a lump sum no sooner than six (6) months after the date of the executive’s termination. The agreements generally define a Change of Control as the acquisition of all or a substantial part of the Company or the Bank, the merger of the Company or the Bank into another company that is the surviving company, the sale of substantially all of the assets of the Company or the Bank to another company, or a hostile acquisition of substantially all of the stock of the Company or the Bank.

At December 31, 2008 in the event of a Change of Control, the potential payout (if all executives were terminated) would have been $2,402,149. Details on an executive-by-executive basis, of the estimated compensation and benefits that would be provided to each named executive officer in the event that such executive officer’s employment is terminated are located on pages 27-31 of this report.

Compliance with the U.S. Treasury Department’s Capital Purchase Program

Prohibition on Incentive Compensation Encouraging Excessive Risk

The guidance from the Treasury outlines a procedure for institutions that participate in the Capital Purchase Program, i.e. issue Preferred Stock to the U.S. Treasury, to establish procedures to assure the compliance with the prohibition on incentive compensation programs that encourage Senior Executive Officers (“SEOs”) to take unnecessary and excessive risk that threatens the value of the financial institution.

The Company’s Compensation Committee has completed its assessment of whether the incentive plans of the Company encourage or reward unnecessary and excessive risk. In the process of preparing its assessment, the Compensation Committee met with the Company’s Chief Risk Officer and reviewed the incentive structure for each of the Company’s SEOs. The Committee found no indicators of the aforementioned risks contained in the Company’s incentive structures.

To arrive at its determination, the Committee reviewed the components of each SEO’s incentive plan. The structure of each SEO’s incentive is based upon performance detailed in each individual’s scorecard, with the exception of the Company’s CEO. The scorecards in all cases include at least a 40% weighting on service and leadership. Most scorecards include a category of negotiated items, which typically include goals specific for that division’s operations during the year. The scorecard for SEOs with credit responsibility also contained a credit quality component of at least 20%.

The CEO’s contract, as approved by the Board of Directors, also contains goals such as leadership and is balanced with specific measurable metrics that keep the incentives consistent with the goals elucidated in the Company’s strategic plan.

Each SEO has signed an Agreement to Amend Compensation Arrangements that prohibits Golden Parachutes, provides for the recovery of Incentive Compensation (clawbacks) and acknowledging that participation in the Capital Purchase Program may require the modification of any and all aspects of that person’s compensation. Each SEO’s Change of Control and Severance Agreement was also modified to be consistent with requirements of the Capital Purchase Program.

No Senior Executive Officer received total compensation in 2008 in excess of $500,000.  Under certain circumstances, the Company’s Chief Executive Officer, could, in one year, receive total compensation in excess of $500,000.  To comply with the compensation requirements applicable to companies participating in the Capital Purchase Program, the Company has agreed to limit its deduction for compensation paid to any Senior Executive Officer to the $500,000 per annum limit.

The Compensation Committee will be responsible for the implementation of any additional changes to the Company’s compensation and incentive programs that may be required in the future under regulations promulgated under the Capital Purchase Program.

Compensation of the Board of Directors

The goal of Cascade Financial Corporation’s Director Compensation Philosophy is to ensure that the Company is able to attract, motivate and reward qualified directors. The Corporate Governance and Nominating Committee is responsible for developing recommendations to the full Board regarding director compensation. To create a focus on long-term success and reduce any conflict of interest, the compensation for the Board of Directors is limited to a set fee for service. Total director compensation consists of an annual retainer and chair fees as applicable. Part of director compensation is paid in the form of an equity grant.

Specifically, the compensation philosophy is to target total compensation near the median (50th percentile) of the regional peer group of bank holding companies similar in size and performance to Cascade Financial Corporation. Compensation may vary per individual based upon role (e.g. committee chairs may receive additional compensation to reflect additional responsibilities). The regional peer group is identical to that used by the Compensation Committee for executive officers.

For the year ended December 31, 2008, all members of the Board received a $27,000 annual cash retainer in addition to 1,032 restricted stock shares of Cascade Financial Corporation stock worth approximately $12,000 on the day the shares were granted. The Chair of the Board (Dr. Murphy) received an additional fee of $18,000 per year. As an additional annual fee, the Chair of the Audit and Finance Committee (Mr. Anderson) received $12,000, the Chair of Compensation Committee (Ms. Halladay) received $8,000, the Chair of the Loan Committee (Mr. O’Connor) received $6,000, and the Chair of the Corporate Governance and Nominating Committee (Mr. Duce) received $6,000. All members of the Loan Committee received an additional $6,000 per annum.

Compensation and Personnel Interlocks and Insider Participation

No member of the Compensation Committee is an executive officer or former officer of the Company. No executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

The Compensation Committee met the requirement as prescribed in the Securities Purchase Agreement entered into between the Company and the U.S. Treasury to complete an assessment of the incentive plans to ensure that they did not encourage Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company.  This assessment was completed on February 9, 2009 which was within the 90 day period, as required by the Treasury, of the receipt of TARP funds.

As of March 9, 2009, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management of the Company, and based upon those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Janice E. Halladay, Chair
David W. Duce, Vice Chair
Jim Gaffney
Dwayne R. Lane
Katherine M. Lombardo

ACCOMPANYING TABLES AND APPENDICES

Summary Compensation Table
Table 1
Name and Principal Position	Year	Salary ($)	Incentive ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Carol K. Nelson	2008	$263,050	$24,675	$52	$35,152	$-	$-	$14,400	$337,329
President & CEO	2007	252,938	343,935	-	39,302	-	-	14,400	650,575
	2006	243,075	297,450	-	54,151	-	-	14,400	609,076

Lars H. Johnson	2008	$166,945	$16,053	$52	$24,033	$-	$-	$6,000	$213,083
EVP & CFO	2007	157,976	64,212	-	27,128	-	-	6,000	255,316
	2006	152,880	52,437	-	37,149	-	-	6,000	248,466

Steven R. Erickson	2008	$162,473	$15,818	$-	$22,119	$-	$-	$6,000	$206,410
EVP, Commercial	2007	153,744	78,112	-	23,605	-	-	6,000	261,461
Real Estate	2006	148,785	74,392	-	30,456	-	-	5,655	259,288

Debbie E. McLeod	2008	$142,443	$13,975	$52	$20,092	$-	$-	$6,000	$182,562
EVP, Retail Banking	2007	136,103	53,244	-	21,642	-	-	6,000	216,989
	2006	124,835	48,178	-	27,851	-	-	6,000	206,864

Robert G. Disotell	2008	$153,317	$8,463	$52	$20,832	$-	$-	$6,000	$188,664
EVP, Chief Credit Officer	2007	145,080	42,792	-	21,600	-	-	6,000	215,472
	2006	132,678	39,804	-	27,000	-	-	6,000	205,482

Column

(d)	Incentive totals for 2008, 2007 and 2006 include awards attributed to the years ended December 31, 2008, December 31, 2007, and December 31, 2006.

(e)	Value of Stock Awards for 2008 is based upon the amount expensed under FAS 123(R) for each officer’s stock award.

(f)	Value of Option Grants for 2008 is based upon the amount expensed under FAS 123(R) for each officer’s options.

(i)
All Other Compensation for calendar year 2008 includes the following: for Ms. Nelson, employer contribution to 401(k) Plan of $6,000 and a car allowance of $8,400; for Mr. Johnson, employer contribution to 401(k) Plan of $6,000; for Mr. Erickson, employer contribution to 401(k) Plan of $6,000; for Ms. McLeod, employer contribution to 401(k) Plan of $6,000; and for Mr. Disotell, employer contribution to 401(k) Plan of $6,000.

Grants of Plan-Based Awards Table
Table 2
		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity
		Incentive Plan Awards			Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise Price of Options ($/Sh)	Grant Date Fair Value Stock and Option Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Carol K. Nelson	N/A	$-	$343,935	$447,100	-	-	-	NA	NA	NA	NA

Lars H. Johnson	N/A	-	52,010	64,212	-	-	-	NA	NA	NA	NA

Steven R. Erickson	N/A	-	63,272	78,113	-	-	-	NA	NA	NA	NA

Debbie E. McLeod	N/A	-	45,277	55,898	-	-	-	NA	NA	NA	NA

Robert G. Disotell	N/A	-	45,000	55,000	-	-	-	NA	NA	NA	NA

Ms. Nelson’s incentive is determined by the Company’s Compensation Committee based upon criteria in her employment agreement. The targeted incentive the Committee has agreed to use is 1.5% of net profit before tax, excluding any extraordinary items according to GAAP. The actual incentive may be adjusted based upon achieving other goals, such as return on equity and net income. The maximum amount for the purposes of this table is 30% above the Company’s 2008 net profit before tax.

The incentive payments to the other named executives shall be based upon the attainment of specific corporate, business unit, and personal goals negotiated each year by the CEO and the executive officer and ratified by the Compensation Committee. The goals are set in reference to the Company’s Annual Profit Plan. Each goal has a threshold, target, and maximum performance. The progress to goals is reviewed quarterly and a payment to the executives is also made quarterly based upon those reviews.

Outstanding Equity Awards Table
at December 31, 2008 Table 3
	Option Awards						Stock Awards
Name	Date when Equity Fully Vests	Number of Securities Underlying Unexercised Options Exercisable (Vested) (#)	Number of Securities Underlying Unexercised Options Unexercisable (Unvested) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Carol K. Nelson	Vested	60,917	-	NA	$4.44	01/25/11	NA	$-	25	$136
	Vested	35,505	-		4.44	01/25/11
	Vested	15,625	-		5.54	02/13/12
	Vested	20,312	-		10.00	07/22/13
	03/23/09	10,582	4,533		15.92	03/23/14
	03/22/10	4,368	4,367		14.24	03/22/15
	03/28/11	5,186	12,101		15.00	03/28/16
	03/25/13	-	15,000		12.63	03/25/18

Lars H. Johnson	Vested	31,566	-	NA	$4.76	03/28/10	NA	$-	25	$136
	Vested	859	-		4.51	12/15/10
	Vested	10,937	-		6.21	03/26/12
	Vested	14,062	-		10.00	07/22/13
	03/23/09	7,438	3,187		15.92	03/23/14
	03/22/10	3,438	3,437		14.24	03/22/15
	03/28/11	3,375	7,875		15.00	03/28/16
	03/25/13	-	10,000		12.63	03/25/18

Steven R. Erickson	Vested	3,437	-	NA	$6.83	08/23/09	NA	$-	NA	$-
	Vested	1,593	-		3.93	07/25/10
	Vested	2,296	-		4.51	12/15/10
	Vested	10,937	-		6.21	03/26/12
	Vested	10,156	-		10.00	07/22/13
	03/23/09	5,338	2,287		15.92	03/23/14
	03/22/10	2,813	2,812		14.24	03/22/15
	03/28/11	3,375	7,875		15.00	03/28/16
	03/25/13	-	10,000		12.63	03/25/18

Debbie E. McLeod	Vested	12,687	-	NA	$4.44	02/01/11	NA	$-	25	$136
	Vested	7,812	-		6.21	03/26/12
	Vested	10,156	-		10.00	07/22/13
	03/23/09	5,338	2,287		15.92	03/23/14
	03/22/10	2,500	2,500		14.24	03/22/15
	03/28/11	3,000	7,000		15.00	03/28/16
	03/25/13	-	9,000		12.63	03/25/18
	03/25/13	-	10,000		12.63	03/25/18

Outstanding Equity Awards Table
at December 31, 2008 Table 3
	Option Awards						Stock Awards
Name	Date when Equity Fully Vests	Number of Securities Underlying Unexercised Options Exercisable (Vested) (#)	Number of Securities Underlying Unexercised Options Unexercisable (Unvested) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)

Robert G. Disotell	Vested	1,718	-	NA	$4.51	12/15/10	NA	$-	25	$136
	Vested	7,812	-		6.21	03/26/12
	Vested	10,156	-		10.00	07/22/13
	03/23/09	5,338	2,287		15.92	03/23/14
	03/22/10	2,500	2,500		14.24	03/22/15
	03/28/11	3,000	7,000		15.00	03/28/16
	03/25/13	-	10,000		12.63	03/25/18

Options Exercised and Stock Vested Table
Table 4
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Carol K. Nelson	6,700	$62,980	NA	$-

Lars H. Johnson	-	-	NA	-

Steven R. Erickson	12,890	175,304	NA	-

Debbie E. McLeod	-	-	NA	-

Robert G. Disotell	-	-	NA	-

Pension Benefits Table
Table 5
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)

Carol K. Nelson	NA	-	-	-

Lars H. Johnson	NA	-	-	-

Steven R. Erickson	NA	-	-	-

Debbie E. McLeod	NA	-	-	-

Robert G. Disotell	NA	-	-	-

The Company does not have a defined benefit pension plan.

Nonqualified Deferred Compensation Table
Table 6
Name	Executive Contributions 2008 ($)	Company Contributions 2008 ($)	Aggregate (Loss) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance 12/31/08 ($)
(a)	(b)	(c)	(d)	(e)	(f)

Carol K. Nelson	$5,000	$-	$(717)	$-	$4,283

Lars H. Johnson	963	-	(122)	-	841

Steven R. Erickson	3,955	-	(1,074)	-	2,881

Debbie E. McLeod	699	-	(89)	-	610

Robert G. Disotell	846	-	(107)	-	739

Potential Payments Upon Termination or a Change of Control

This section of the proxy statement sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of: (b) termination by the Bank for cause; (c) in the case of Carol K. Nelson, voluntary termination from the bank before age 57; (d) also in the case of Carol K. Nelson, retirement from the Bank after attaining age 57; (e) a voluntary termination by the named executive officer; (f) termination by the named executive officer for good reason; (g) involuntary termination by the Bank without cause; (h) the named executive officer’s death; (i) the named executive officer’s disability; (j) a change of control without termination of employment; and (k) termination by the Bank without cause or by the named executive officer for good reason following a change of control.

Carol K. Nelson
Table 7a

Executive Benefits and Payment Upon Termination (a)	Termination for Cause (b)	Voluntary Termination before age 57 (c)	Retirement after age 57 (d)	Termination by Executive for Good Reason (f)	Involuntary Termination without Cause (g)	Death (h)	Disability (i)	Change of Control without Termination (j)	Change of Control with Termination (k)
Cash Compensation	$-	$-	$575,450	$575,450	$575,450	$-	$143,863	$-	$575,450
Value of Accelerated or Continued Vesting of Unvested Options	-	-	-	-	-	-	-	-	-
Value of Vesting of Unvested Restricted Stock	-	-	-	-	-	-	-	-	-
Health and Welfare Benefits	-	-	113,519	11,241	-	-	-	-	113,519
Bank Owned Life Insurance	-	-	-	-	-	300,000	-	-	-
Reimbursement of Excise Tax	-	-	-	-	-	-	-	-	-
TOTAL	$-	$-	$688,969	$586,691	$575,450	$300,000	$143,863	$-	$688,969

Notes to Table:

*	We have assumed that the termination event occurred effective as of December 31, 2008, the last day of fiscal year 2008.
*	We have assumed that the value of our common stock was $5.44 per share based on the closing market price on December 31, 2008, the last trading day of fiscal year 2008.
*	We have not included in the tables the value of any options that were vested prior to December 31, 2008.
*
Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit which is the actual projected cost for 2009.  Health and welfare benefits for Ms. Nelson include medical, dental, life, accidental death and dismemberment, and long-term disability insurance premiums for two years if terminated by Executive for Good Reason. If Ms. Nelson has a Voluntary Termination after age 57, or there is a Change of Control with Termination, her Health and Welfare Benefits are medical and dental premiums for herself and her spouse until she reaches age 65.

(b) (g)
Termination shall be determined to be “for cause” only in the event: (i) Ms. Nelson is convicted of a felony or crime involving moral turpitude, or charged with a felony or crime involving moral turpitude if the Board, in its sole discretion, determines that the adverse publicity/notoriety stemming from such charge will make it difficult for Ms. Nelson to perform her duties and/or the Bank to carry on its normal business activities; or (ii) Ms. Nelson fails or refuses, after written request, to comply with any material policies adopted by the Board; (iii) Ms. Nelson is terminated for fraud, embezzlement, or willful misconduct (including, but not limited to, violation of the Bank’s anti-discrimination and harassment policies); or (iv) Ms. Nelson is removed from office by the Board in order to comply with a requirement, request or recommendation from the Supervisor of Banking for the State of Washington or the Federal Deposit Insurance Corporation (“FDIC”).

(f)
“Good Reason” means any one or more of the following: Reduction of Ms. Nelson’s base compensation during the term of the agreement without Ms. Nelson’s consent (other than as part of an overall program applied uniformly to all members of senior management of the Bank); the assignment to Ms. Nelson without her consent of any duties materially inconsistent with Ms. Nelson’s position as of the date of the agreement; or a relocation or transfer of Ms. Nelson’s principal place of employment that would require Ms. Nelson to commute on a regular basis more than 30 miles each way from the Bank’s main office as of the date of the agreement.

(i)
“Disability” shall be determined using the definition of that term in the Bank’s long-term disability plan in effect at the time of the disability, or if no such plan is then in effect, the definition of “disability” contained in such other plan providing a disability benefit.  If there is no such plan then in effect, the definition of “disability” found in Internal Revenue Code Section 22(e), as may be amended from time to time, shall apply.

(j) (k)
“Change of Control” will be deemed to have occurred when there is a Change in the Ownership of the Bank or a Change in the Ownership of a Substantial Portion of the Assets of the Bank, as defined in the agreement.

Lars H. Johnson
Table 7b

Executive Benefits and Payment Upon Termination (a)	Termination for Cause (b)	Voluntary Termination (e)	Termination by Executive for Good Reason (f)	Involuntary Termination without Cause (g)	Death (h)	Disability (i)	Change of Control without Termination (j)	Change of Control with Termination (k)
Cash Compensation	$-	$-	$365,996	$-	$-	$-	$-	$365,996
Value of Accelerated or Continued Vesting of Unvested Options	-	-	-	-	-	-	-	-
Value of Vesting of Unvested Restricted Stock	-	-	-	-	-	-	-	-
Health and Welfare Benefits	-	-	11,241	-	-	-	-	11,241
Bank Owned Life Insurance	-	-	-	-	300,000	-	-	-
Reimbursement of Excise Tax	-	-	-	-	-	-	-	-
TOTAL	$-	$-	$377,237	$-	$300,000	$-	$-	$377,237

Notes to Table:

*	We have assumed that the termination event occurred effective as of December 31, 2008, the last day of fiscal year 2008.
*	We have assumed that the value of our common stock was $5.44 per share based on the closing market price on December 31, 2008, the last trading day of fiscal year 2008.
*	We have not included in the tables the value of any options that were vested prior to December 31, 2008.
*
Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit which is the actual projected cost for 2009.  Health and welfare benefits for Mr. Johnson include medical, dental, life, accidental death and dismemberment, and long-term disability insurance premiums for two years.

(b) (g)
“Cause” as used in the agreement means termination of the employment of Mr. Johnson because of personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, insubordination, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the agreement or any other agreement between Mr. Johnson and the Bank.

(f)
“Good Reason” as used in the agreement means the occurrence, without Mr. Johnson’s express written consent, of a material diminution of Mr. Johnson’s duties, responsibilities or benefits, including (without limitation) any of the following circumstances: (i) a requirement that Mr. Johnson be based at any location not within forty (40) miles of Mr. Johnson’s then existing job location, providing that such new location is not closer to Mr. Johnson’s home; (ii) a material demotion, or loss of title or loss of significant authority of Mr. Johnson, excluding for this purpose, an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Bank immediately after notice thereof is given by Mr. Johnson; (iii) a reduction in Mr. Johnson’s salary or a material adverse change in Mr. Johnson’s perquisites, benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; or (iv) a successor bank or company fails or refuses to assume the Bank’s obligations under this agreement, as required by the agreement.

(j) (k)
“Change of Control” will be deemed to have occurred when there is a Change in the Ownership of the Bank or a Change in the Ownership of a Substantial Portion of the Assets of the Bank, as defined in the agreement.

Steven R. Erickson
Table 7c

Executive Benefits and Payment Upon Termination (a)	Termination for Cause (b)	Voluntary Termination (e)	Termination by Executive for Good Reason (f)	Involuntary Termination without Cause (g)	Death (h)	Disability (i)	Change of Control without Termination (j)	Change of Control with Termination (k)
Cash Compensation	$-	$-	$356,582	$-	$-	$-	$-	$356,582
Value of Accelerated or Continued Vesting of Unvested Options	-	-	-	-	-	-	-	-
Value of Vesting of Unvested Restricted Stock	-	-	-	-	-	-	-	-
Health and Welfare Benefits	-	-	11,241	-	-	-	-	11,241
Bank Owned Life Insurance	-	-	-	-	300,000	-	-	-
Reimbursement of Excise Tax	-	-	-	-	-	-	-	-
TOTAL	$-	$-	$367,823	$-	$300,000	$-	$-	$367,823

Notes to Table:

*	We have assumed that the termination event occurred effective as of December 31, 2008, the last day of fiscal year 2008.
*	We have assumed that the value of our common stock was $5.44 per share based on the closing market price on December 31, 2008, the last trading day of fiscal year 2008.
*	We have not included in the tables the value of any options that were vested prior to December 31, 2008.
*
Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit which is the actual projected cost for 2009.  Health and welfare benefits for Mr. Erickson include medical, dental, life, accidental death and dismemberment, and long-term disability insurance premiums for two years.

(b) (g)
“Cause” as used in the agreement means termination of the employment of Mr. Erickson because of personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, insubordination, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the agreement or any other agreement between Mr. Erickson and the Bank.

(f)
“Good Reason” as used in the agreement means the occurrence, without Mr. Erickson’s express written consent, of a material diminution of Mr. Erickson’s duties, responsibilities or benefits, including (without limitation) any of the following circumstances: (i) a requirement that Mr. Erickson be based at any location not within forty (40) miles of Mr. Erickson’s then existing job location, providing that such new location is not closer to Mr. Erickson’s home; (ii) a material demotion, or loss of title or loss of significant authority of Mr. Erickson, excluding for this purpose, an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Bank immediately after notice thereof is given by Mr. Erickson; (iii) a reduction in Mr. Erickson’s salary or a material adverse change in Mr. Erickson’s perquisites, benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; or (iv) a successor bank or company fails or refuses to assume the Bank’s obligations under this agreement, as required by the agreement.

(j) (k)
“Change of Control” will be deemed to have occurred when there is a Change in the Ownership of the Bank or a Change in the Ownership of a Substantial Portion of the Assets of the Bank, as defined in the agreement.

Debbie E. McLeod
Table 7d

Executive Benefits and Payment Upon Termination (a)	Termination for Cause (b)	Voluntary Termination (e)	Termination by Executive for Good Reason (f)	Involuntary Termination without Cause (g)	Death (h)	Disability (i)	Change of Control without Termination (j)	Change of Control with Termination (k)
Cash Compensation	$-	$-	$312,836	$-	$-	$-	$-	$312,836
Value of Accelerated or Continued Vesting of Unvested Options	-	-	-	-	-	-	-	-
Value of Vesting of Unvested Restricted Stock	-	-	-	-	-	-	-	-
Health and Welfare Benefits	-	-	11,207	-	-	-	-	11,207
Bank Owned Life Insurance	-	-	-	-	300,000	-	-	-
Reimbursement of Excise Tax	-	-	-	-	-	-	-	-
TOTAL	$-	$-	$324,043	$-	$300,000	$-	$-	$324,043

Notes to Table:

*	We have assumed that the termination event occurred effective as of December 31, 2008, the last day of fiscal year 2008.
*	We have assumed that the value of our common stock was $5.44 per share based on the closing market price on December 31, 2008, the last trading day of fiscal year 2008.
*	We have not included in the tables the value of any options that were vested prior to December 31, 2008.
*
Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit which is the actual projected cost for 2009.  Health and welfare benefits for Ms. McLeod include medical, dental, life, accidental death and dismemberment, and long-term disability insurance premiums for two years.

(b) (g)
“Cause” as used in the agreement means termination of the employment of Ms. McLeod because of personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, insubordination, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the agreement or any other agreement between Ms. McLeod and the Bank.

(f)
“Good Reason” as used in the agreement means the occurrence, without Ms. McLeod’s express written consent, of a material diminution of Ms. McLeod’s duties, responsibilities or benefits, including (without limitation) any of the following circumstances: (i) a requirement that Ms. McLeod be based at any location not within forty (40) miles of Ms. McLeod’s then existing job location, providing that such new location is not closer to Ms. McLeod’s home; (ii) a material demotion, or loss of title or loss of significant authority of Ms. McLeod, excluding for this purpose, an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Bank immediately after notice thereof is given by Ms. McLeod; (iii) a reduction in Ms. McLeod’s salary or a material adverse change in Ms. McLeod’s perquisites, benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; or (iv) a successor bank or company fails or refuses to assume the Bank’s obligations under this agreement, as required by the agreement.

(j) (k)
“Change of Control” will be deemed to have occurred when there is a Change in the Ownership of the Bank or a Change in the Ownership of a Substantial Portion of the Assets of the Bank, as defined in the agreement.

Robert G. Disotell
Table 7e

Executive Benefits and Payment Upon Termination (a)	Termination for Cause (b)	Voluntary Termination (e)	Termination by Executive for Good Reason (f)	Involuntary Termination without Cause (g)	Death (h)	Disability (i)	Change of Control without Termination (j)	Change of Control with Termination (k)
Cash Compensation	$-	$-	$323,560	$-	$-	$-	$-	$323,560
Value of Accelerated or Continued Vesting of Unvested Options	-	-	-	-	-	-	-	-
Value of Vesting of Unvested Restricted Stock	-	-	-	-	-	-	-	-
Health and Welfare Benefits	-	-	11,241	-	-	-	-	11,241
Bank Owned Life Insurance	-	-	-	-	300,000	-	-	-
Reimbursement of Excise Tax	-	-	-	-	-	-	-	-
TOTAL	$-	$-	$334,801	$-	$300,000	$-	$-	$334,801

Notes to Table:

*	We have assumed that the termination event occurred effective as of December 31, 2008, the last day of fiscal year 2008.
*	We have assumed that the value of our common stock was $5.44 per share based on the closing market price on December 31, 2008, the last trading day of fiscal year 2008.
*	We have not included in the tables the value of any options that were vested prior to December 31, 2008.
*
Health and welfare benefits are included, where applicable, at the estimated value of continuation of this benefit which is the actual projected cost for 2009.  Health and welfare benefits for Mr. Disotell include medical, dental, life, accidental death and dismemberment, and long-term disability insurance premiums for two years.

(b) (g)
“Cause” as used in the agreement means termination of the employment of Mr. Disotell because of personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, insubordination, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the agreement or any other agreement between Mr. Disotell and the Bank.

(f)
“Good Reason” as used in the agreement means the occurrence, without Mr. Disotell’s express written consent, of a material diminution of Mr. Disotell’s duties, responsibilities or benefits, including (without limitation) any of the following circumstances: (i) a requirement that Mr. Disotell be based at any location not within forty (40) miles of Mr. Disotell’s then existing job location, providing that such new location is not closer to Mr. Disotell’s home; (ii) a material demotion, or loss of title or loss of significant authority of Mr. Disotell, excluding for this purpose, an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Bank immediately after notice thereof is given by Mr. Disotell; (iii) a reduction in Mr. Disotell’s salary or a material adverse change in Mr. Disotell’s perquisites, benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; or (iv) a successor bank or company fails or refuses to assume the Bank’s obligations under this agreement, as required by the agreement.

(j) (k)
“Change of Control” will be deemed to have occurred when there is a Change in the Ownership of the Bank or a Change in the Ownership of a Substantial Portion of the Assets of the Bank, as defined in the agreement.

Director Compensation
Table 8
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Dennis R. Murphy	$43,000	$12,000	$-	$-	$-	$-	$55,000

Richard A. Anderson	43,000	12,000	-	-	-	-	55,000

David W. Duce	37,000	12,000	-	-	-	-	49,000

Jim Gaffney	35,000	12,000	-	-	-	-	47,000

Janice E. Halladay	40,333	12,000	-	-	-	-	52,333

Dwayne R. Lane	27,000	12,000	-	-	-	-	39,000

Katherine M. Lombardo	27,000	12,000	-	-	-	-	39,000

Carol K. Nelson	-	-	-	-	-	-	-

David R. O'Connor	41,000	12,000	-	-	-	-	53,000

Craig G. Skotdal	27,000	12,000	-	-	-	-	39,000

Ronald E. Thompson	37,000	12,000	-	-	-	-	49,000

G. Brandt Westover	27,000	12,000	-	-	-	-	39,000

(c)
Represents the value of 1,032 shares of restricted CASB stock granted to each outside director is $11.62 per share, the closing price of the stock on January 28, 2008, the date of the Board of Directors Meeting when the shares were awarded.

REPORT OF AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee (“Audit Committee”) represents and assists the Board in its oversight of the integrity of the Company’s financial reporting; the independence, qualifications and performance of the Company’s independent auditors, the performance of the internal auditor and the Company’s compliance with legal and regulatory requirements.  The Audit Committee consists of four members listed below, each of whom is an independent director under NASDAQ listing standards and, in accordance with SEC and NASDAQ requirements, meets additional independence standards applicable to audit committee members.  Dennis R. Murphy, Ph.D. and Richard L. Anderson, C.P.A. qualify as “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

The Company’s management is responsible for preparing the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.  The Audit Committee is directly responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm, Moss Adams LLP.  The auditors report directly to the Audit Committee and are responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.  The Audit Committee also periodically meets in separate, private executive sessions with management, the internal auditors, and the independent auditors.

In this context, the Audit Committee has held discussions with management and the independent auditors.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.  The independent auditors provided to the Audit Committee the written disclosures and letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors their independence.

Based on the considerations above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2008 for filing with the Securities and Exchange Commission.  The Audit Committee has selected Moss Adams LLP as the Company’s independent auditors for fiscal year 2009.  Audit and all permitted non-audit services provided to the Company by Moss Adams LLP are preapproved by the Audit Committee.

AUDIT AND FINANCE COMMITTEE:

Richard L. Anderson, C.P.A., Chair
Craig G. Skotdal, Vice Chair
Ronald E. Thompson
G. Brandt Westover

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the Company's cumulative shareholder return on its common stock with the return on the NASDAQ Composite Index and a peer group of the NASDAQ's OTC Bank Index. Total return assumes (i) the reinvestment of all dividends and (ii) the value of the investment in the Company's common stock and each index was $100 at the close of trading on December 31, 2003.

	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Cascade Financial Corporation	100.00	97.01	91.59	110.10	87.72	34.96
NASDAQ Composite Index	100.00	108.57	110.08	120.56	132.39	78.72
NASDAQ Bank Index	100.00	110.99	106.18	118.34	91.85	69.88

*Assumes that the value of the investment in the Company’s common stock and each index was $100 on December 31, 2003.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Certain transactions involving loans, deposits, credit cards and sales of commercial paper, certificates of deposit and other money market instruments, and certain other banking transactions, occurred during 2008 between the Bank and certain directors or executive officers of the Company and its subsidiaries, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the directors, the executive officers or their family members.  The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, terms prevailing for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Review and Approval of Related Party Transactions

The Board reviews all transactions between the Company, the Bank and any of its officers and directors. The Company's Standards of Conduct emphasize the importance of avoiding situations or transactions in which personal interests may interfere with the best interests of the Company, the Bank or the Company's shareholders. In addition, the Company's general corporate governance practice includes Board-level discussion and assessment of procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among the Company, the Bank and its officers and directors, to the extent that they may arise. The Board and the Corporate Governance and Nominating Committee review any transaction with an officer or director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as the Board deems necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between the Company or the Bank and any related persons to the Corporate Governance and Nominating Committee.

Since the beginning of 2008, we did not enter into any transactions with related persons that were subject to our related person transaction policy.

INDEPENDENT AUDITORS

The Board has selected Moss Adams LLP, Certified Public Accountants, as independent auditors for the Company for the fiscal year ending December 31, 2009. Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Moss Adams LLP for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2008, and 2007, and fees billed for other services rendered.

The aggregate fees billed to the Company by Moss Adams LLP for 2008 and 2007 were as follows:

	Fiscal Year Ended December 31,
	2008	2007
Audit Fees	$279,000	$252,000
Audit-related Fees	41,000	37,000
Tax Fees	27,000	28,000
Total Fees	$347,000	$317,000

Audit Fees: Consists of fees billed to the Company for professional services rendered by Moss Adams LLP in connection with the integrated audit of our financial statements and review of financial statements included in the Company’s Forms 10-K and 10-Q or services to the Company in connection with statutory or regulatory filings or engagements.

Audit-Related Fees: Consists of fees relating to examination of management’s assertion regarding the effectiveness of internal controls (FDICIA), audit of the Company’s pension plans, and miscellaneous audit and accounting matters.

Tax Fees: Consists of fees relating to the preparation of the Company’s federal income tax return, tax planning and miscellaneous tax matters.

All Other Fees: There were no other fees for services included above for fiscal years ended 2008 and 2007.

In considering the nature of the services provided by Moss Adams LLP, the Audit and Finance Committee determined that such services are compatible with the provision of independent audit services. As part of its approval of all services provided by Moss Adams LLP, the Audit Committee discussed these services with Moss Adams LLP and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, and the American Institute of Certified Public Accountants.

OTHER INFORMATION

Shareholder Communications with the Board

To contact members of the Board, individually or collectively, on any subject, please address communications to:

Lars H. Johnson, Corporate Secretary
Cascade Financial Corporation
2828 Colby Avenue
Everett, WA 98201

The Corporate Secretary will acknowledge the receipt of the communication; inform the shareholder concerning the distribution of that communication; and when any action (if requested) would be reviewed by the Board and/or the relevant functional committee. The Corporate Secretary will notify the shareholder of any action taken by the Board in reference to the shareholder’s request.

Board Attendance at Annual Meeting

While the Company does not have a formal policy regarding attendance by members of the Board at the Company’s Annual Meetings of Shareholders, it has always encouraged its directors to attend and expects to continue this informal policy.  Shareholders are encouraged to interact with the directors at that time. Twelve directors attended the 2008 Annual Meeting, which was held April 22, 2008, at the Everett Golf and Country Club.

Expenses of Solicitation

The Company will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of the Company, without extra compensation, may solicit proxies personally or by mail, telephone, facsimile or electronic mail.

Shareholder Proposals and Director Nominations

In order to be eligible for inclusion in the Company's proxy materials for the 2010 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's executive offices at 2828 Colby Avenue, Everett, Washington 98201 no later than November 15, 2009.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Shareholders wishing to submit recommendations for director candidates must provide the following information in writing to the attention of the Secretary of the Company by certified or registered mail:

•
The name, address, and biography of the candidate, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the shareholder giving such notice;

•	The name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

•
With respect to common stock beneficially owned by the shareholder or group of shareholders making the recommendation, and to the extent any shareholder is not a registered holder, proof of the number of shares held.

To be considered by the Corporate Governance and Nominating Committee for the 2010 Annual Meeting of Shareholders, a director candidate nomination must be received by the Secretary by December 31, 2009.

The notice with respect to business proposals to be brought before the Annual Meeting must state the shareholder's name, address and the number of shares of common stock held, and briefly discuss the business to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting and any interest of the shareholder in the proposal.

MISCELLANEOUS

The Company’s December 31, 2008, Annual Report is being sent to shareholders of record as of March 10, 2009, together with this Proxy Statement.  These are also available on the internet at http://bnymellon.mobular.net/bnymellon/CASB.

The Company will furnish to shareholders, without charge, a copy of its Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, upon receipt of a written request addressed to Cascade Financial Corporation, 2828 Colby Avenue, Everett, WA 98201. Reports, proxy statements and other information filed by the Company are also available on the Internet at the SEC’s World Wide Website at http://www.sec.gov.

The Board knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Lars H. Johnson
Lars H. Johnson
Secretary

APPENDIX A

CASCADE FINANCIAL CORPORATION
AUDIT AND FINANCE COMMITTEE CHARTER

The purpose of the Audit and Finance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing the systems of internal controls which management and the Board have established, reviewing the financial information which will be provided to the shareholders and others, selecting and reviewing the performance and assuring the independence of independent accountants, and overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

COMPOSITION

The Committee is comprised of not fewer than three outside directors who meet the NASDAQ requirements and the SEC requirements for audit committee independence.1 Members of the Committee have a degree of independence that will assure that any relationship with the Corporation will not interfere with their independence from management.

All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.  At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Upon recommendation of the Board chair, the Board shall approve the chair and members of the Committee.  Each appointed Committee member may be removed by the Board at any time.

SPHERE OF RESPONSIBILITIES

The Committee is responsible to the Board for the areas of audit and compliance, asset and liability management, investments, risk assessment and technology management.

External

Be directly responsible for the appointment, compensation, retention and oversight of the work of the accounting firm engaged for the purpose of preparing or issuing an audit report.  Such firm will report directly to the Committee.

Review the effectiveness of the independent audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services being provided. Review and report to the Board the engagement of the external auditor, including fees.

Obtain on an annual basis a formal written statement from the external auditor delineating all relationships between the accountants and the Company consistent with Independence Standards Board Standard No. 1, and review and discuss with the accountants all significant relationships the external auditors have with the Company, which may affect their independence. The Audit Committee will actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor, and recommend that the Board take appropriate action to oversee the independence of the outside auditor.

Monitor, evaluate and report to the Board on any changes in accounting practice or standards.

Review all external audit findings; meet with the external auditors as appropriate.

Appendix A - Page 1

Recommend for implementation any corrective actions that might be required or desired as a result of the audit.

Review the financial statements and any reports or other financial information submitted to any governmental body or the public.

Internal

Review annually this Committee Charter for adequacy and recommend any changes to the Board.

Engage the internal auditors (“IA”). Review the IA's performance.

Review and approve the audit schedule and any revisions to the schedule.

Review the reports relating to all audits and reviews undertaken by the IA.

Review and monitor the implementation of management's responses to audit findings.

Review the adequacy of internal controls including computerized information systems controls and security. Review any management letters or internal control reports prepared by the independent auditors or the Company’s internal auditors and responses to prior management letters, and review with the independent auditors the Company’s internal financial controls.

Recommend changes to policies, practices, and procedures relating to findings of internal audits.

Assess the needs of the internal audit function and provide support levels appropriate to that need.

Establish procedures for: (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (2) the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

General

Review and resolve any significant disagreement among management and the independent auditors.

Review with the independent auditors, internal audit and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

Engage and determine funding for such independent advisers and counsel as the Committee determines are necessary or appropriate to carry out its functions hereunder. The Company will provide appropriate funding to the Committee, as determined by the Committee, for payment of: (1) compensation to the independent auditors for services approved by the Committee; (2) compensation to any outside advisors retained by the Committee; and (3) the ordinary administrative expenses of the Committee.

Meetings

The Committee shall meet in person or telephonically at least quarterly and in addition at the discretion of chairperson or upon the request of a majority of the members, or upon unanimous written consent as determined by the Committee or its chairperson. In addition, the Committee will meet at any time that the independent auditor believes communication to the Committee is required. The chairperson shall set meeting agendas. At all meetings, a majority of the total number of members shall constitute a quorum.

Appendix A - Page 2

1 Independent Audit Committee Members

The new rules specify the relationships that disqualify a director from being considered “independent” for purposes of serving as a member of an issuer's audit committee. A director will not be considered “independent” for purposes of serving on an audit committee if, among other things, he or she has:

been employed by the Company or its affiliates in the current or past three years;

accepted any compensation from the Company or its affiliates during the current or any of the past three fiscal years (except for board service, retirement plan benefits, or nondiscretionary compensation);

an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer;

been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company's securities) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

been employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee;

been employed, or had an immediate family member who was employed, by the Company’s outside auditor or otherwise worked on such audit during any of the past three years; or

participated in the preparation of the financial statements of the Company or its subsidiaries at any time during the past three years.

Appendix A – Page 3

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.

Please mark your votes as indicated in this example ☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Proposal 1. The election as directors of all nominees listed below (except as marked to the contrary below).	☐	☐	☐

01 Dwayne R. Lane
02 Dennis R. Murphy
03 Ronald E. Thompson
04 G. Brandt Westover

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____________________

	FOR	AGAINST	ABSTAIN
Proposal 2. To approve, in an advisory (non-binding) vote, the compensation of executives disclosed in the proxy statement.	☐	☐	☐

This Proxy is solicited by the Board of Directors

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Corporation at the Annual Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Corporation, prior to the execution of this proxy, of the Notice of the Annual Meeting of Shareholders, the Proxy Statement, and the 2008 Annual Report to Shareholders.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature ____________________ Signature ____________________ Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

CASCADE FINANCIAL CORPORATION

INTERNET
http://www.proxyvoting.com/casb
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at:

http://bnymellon.mobular.net/bnymellon/casb

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REVOCABLE PROXY

CASCADE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
April 28, 2009

The undersigned hereby appoints the official proxy committee consisting of all of the members of the Board of Directors of Cascade Financial Corporation ("Corporation"), Everett, Washington, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the Everett Golf & Country Club, Everett, Washington, on April 28, 2009 at 6:30 p.m., and at any and all adjournments thereof, as follows.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted "for" the proposals stated. If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Annual Meeting.

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments
(Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲

You can now access your Cascade Financial Corporation account online.

Access your Cascade Financial Corporation stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Cascade Financial Corporation now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

44089